Exhibit 99.1

Fortune Brands Expands Key Leadership Team Roles to Better Reflect Growth Opportunities and Strategy

DEERFIELD, Ill. – July 17, 2025 - Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens, today announced changes to key leadership roles designed to better reflect the Company’s growth opportunities and strategy.

John Lee will take on a new role of Executive Vice President, Chief Digital and Innovation Officer. In this role, Lee will lead the Company’s product development team and will retain leadership of the digital technology and data and analytics teams. Lee has worked at Fortune Brands for over 13 years in various strategy, development and digital roles and brings a strong growth mindset to his work.

“We are solidifying the connectivity between digital strategy and innovation to help accelerate our work in bringing both our core, innovative products and digital solutions to life. John’s wealth of experience in leveraging data and consumer insights to drive strategy, his deep understanding of the market for our products, and his proven track record of building and leading large, high-performing teams make him an excellent fit for this role,” said Fortune Brands Chief Executive Officer Nicholas Fink.

Additionally, Anuja Perkins will take on an expanded role of Executive Vice President and Chief Growth and Transformation Officer. In addition to leading Fortune Brands’ Transformation Management Office, she will take on corporate strategy and head M&A, formerly led by Lee. With a strong track record in driving strategy for high growth organizations, developing complex M&A integration programs, and executing, most recently for McKinsey & Company and at DoorDash, Perkins brings deep expertise to this expanded role.

“Uniting transformation, strategy and M&A together under Anuja’s leadership will enhance our ability to turn strategy into action and foster strong collaboration across these vital functions. This integrated approach will accelerate our growth opportunities and enable us to act on them with greater speed and impact,” said Fink.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. is an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens. The Company is a brand, innovation and channel leader focused on exciting, supercharged categories in the home products, security and commercial building markets. The Company’s portfolio of brands includes Moen, House of Rohl, Aqualisa, SpringWell, Therma-Tru, Larson, Fiberon, Master Lock, SentrySafe and Yale residential.

Fortune Brands is headquartered in Deerfield, Illinois and trades on the NYSE as FBIN. To learn more, visit www.FBIN.com.

Source: Fortune Brands Innovations, Inc.

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